Exhibit 10.3.3

SUPPLEMENTAL AGREEMENT TO SERVICE AGREEMENTS

THIS AGREEMENT is dated as of the 8th day of August 2001

BETWEEN:

(1) First Ecom.com, Inc., a company formed under the laws of the state of Nevada, United States of America, and having its registered office at Suite 880, 50 West Liberty Street, Reno, NV, USA 89501 (the "Company"); and

(2) Kenneth G.C. Telford, whose address is Suite 2715 Sutton Court, Harbour City, Tsimshatsui, Kowloon, Hong Kong (the "Executive").

WHEREAS:-

A. The Executive and the Company have agreed that it is in the best interests of the parties for the Executive to enter into two service agreements with the Company, one in respect of services rendered in Hong Kong (the "Hong Kong Service Agreement") and the other in respect of services rendered outside Hong Kong (the "Offshore Service Agreement"), both dated the same date as this supplemental agreement.

B. Notwithstanding the terms and conditions in the Hong Kong Service Agreement and the Offshore Service Agreement (collectively the "Service Agreements"), the parties agree that the Service Agreements shall be construed in the following manner.

THE PARTIES AGREE AS FOLLOWS:

1.    Compensation and Benefits

      (c) Subject to Clause 1(b) below, the Executive and the Company agree that the compensation and benefits payable to the Executive in relation to the Hong Kong Service Agreement and the Offshore Service Agreement shall not be duplicated. For the purpose of illustration, the Executive shall be entitled to the number of days of holiday stipulated in Clause 5.1 of the Service Agreements and not the total number of days of holiday in the two Service Agreements added together. If the Executive takes a particular day as a holiday under one of the Service Agreements, he shall be deemed to have also taken the same day as a holiday under the other Service Agreement.

      (d) The Executive will be paid the Basic Remuneration (as defined in the Service Agreements) equal to the total sum of those amounts stipulated in Clause 3.1 of both of the Service Agreements. In respect of other compensation or benefits which are calculated with reference to the Executive's Basic Remuneration, such compensation and benefits shall be calculated using the aggregate of the Basic Remuneration stipulated in Clause 3.1 of each of the Service Agreements.

2.    Termination

      In the event that either of the Service Agreements is terminated pursuant to its terms and conditions, then the other Service Agreement shall also automatically terminate on the same date and for the same reason or cause.

3.    Governing Law

      This supplemental agreement shall be governed by and interpreted according to the laws of Hong Kong and the parties submit to the non exclusive jurisdiction of the Hong Kong Courts.

AS WITNESS the Executive and the duly authorised representative of the Company have set their hands as of the day and year first above written.


SIGNED by Gregory Pek                   )
for and on behalf of                    )
First Ecom.com, Inc.                    )                SIGNED
                                        )


SIGNED by Kenneth G.C. Telford          )
in the presence of:-                    )                SIGNED


                                     - 93 -